Filed Pursuant To Rule 433

Registration No. 333-286293

March 3, 2025

X/Twitter Post:

Live Address: https://x.com/Grayscale/status/1896611420508479970

Tweet 1:

We have option #2 covered.

#bitcoin #ethereum $XRP $SOL $ADA

Learn more about $GDLC: https://grayscale.com/crypto-products/grayscale-digital-large-cap-fund

Tweet Quoted:

Excited to learn more. Still forming an opinion on asset allocation, but my current thinking is: 1. Just Bitcoin would probably be the best option - simplest, and clear story as successor to gold 2. If folks wanted more variety, you could do a market cap weighted index of crypto assets to keep it unbiased But probably option #1 is easiest

Tweet 2:

Disclosure:

Grayscale Digital Large Cap Fund LLC ("GDLC") has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents GDLC has filed with the SEC for more complete information about GDLC and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, GDLC or any authorized participant will arrange to send you the prospectus after filing if you request it by emailing info@grayscale.com or by contacting Grayscale Securities, 290 Harbor Drive, Stamford, CT 06902.